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                                                                     Exhibit 3.2


                           CERTIFICATE OF AMENDMENT
                           ------------------------
                                      OF
                                      --
                         CERTIFICATE OF INCORPORATION
                         ----------------------------

     KEY PRODUCTION COMPANY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware certifies:

     FIRST. At a duly held meeting of the board of directors of KEY PRODUCTION COMPANY, INC., a resolution was adopted to amend the corporation's Certificate of Incorporation. The resolution declared the amendment advisable and proposed its presentation at a special meeting of the corporation's stockholder. The resolution is:

     RESOLVED: That Article IV of the Certificate of Incorporation of this corporation be amended to read as follows:

     "Section 1. No director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall have failed to act in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article IV, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article IV, shall eliminate or reduce the effect of this Article IV, in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IV, would accrue or arise prior to such amendment, repeal, or adoption of an inconsistent provision."

     SECOND. At the duly held special meeting of the stockholder of the corporation, the sole stockholder voted in favor of the amendment.

     THIRD. The amendment was adopted in accordance with the provisions of
Section 242 of Title 8 of the Delaware Code.

     FOURTH. The capital of the corporation is not reduced by the amendment.
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     IN WITNESS WHEREOF, this certificate is signed by Raymond Plank, chairman of the board and chief executive officer and George J. Morgenthaler, secretary of KEY PRODUCTION COMPANY, INC. this 1/st/ day of August, 1988.

KEY PRODUCTION                     KEY PRODUCTION COMPANY, INC.
COMPANY, INC.

CORPORATE SEAL                     /s/ Raymond Plank
                                   --------------------------------------
                                   Raymond Plank, Chairman of the Board
                                   and Chief Executive Officer


                                   /s/ George J. Morganthaler
                                   --------------------------------------
                                   George J. Morgenthaler, Secretary